Exhibit 99.1

Garmin Reports Solid Fiscal 2016 Revenue and Operating Income Growth

Schaffhausen, Switzerland / February 22, 2017/ Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the fiscal-year ended December 31, 2016.

Highlights for the fourth quarter 2016 include:

•	Total revenue of $861 million, growing 10% over the prior year, with outdoor, fitness, marine and aviation collectively growing 25% over the prior year quarter and contributing 74% of total revenue

•	Gross margin improved to 54.7% compared to 52.9% in the prior year quarter

•	Operating margin of 18.6% compared to 18.7% in the prior year quarter

•	Operating income growth of 10%

•	GAAP EPS was $0.72 and pro forma EPS(1) of $0.73 for fourth quarter 2016

•	Introduced the fēnix® 5 with three watch designs that are expected to appeal to a broader range of wrist sizes and style preferences

Highlights for the fiscal year 2016 include:

•	Total revenue of $3,019 million growing 7% over the prior year, with outdoor, fitness, marine and aviation collectively growing 21% over the prior year and contributing 71% of total revenue

•	Gross and operating margins of 55.6% and 20.7%, respectively, both improving from 2015 levels

•	GAAP EPS was $2.70, a 13% improvement over the prior year, and pro forma EPS(1) was $2.83, a 14% improvement over the prior year

•	Shipped approximately 16.8 million units, up 4% from the prior year and over 173 million since inception

•	Connect IQ app store establishes itself with over 2,500 apps and over 24 million downloads since inception

(in thousands, except per share data)	14-Weeks Ended	13-Weeks Ended		53-Weeks Ended	52-Weeks Ended
	Dec 31,	Dec 26,	Yr over Yr	Dec 31,	Dec 26,	Yr over Yr
	2016	2015 (2)	Change	2016	2015 (2)	Change
Net sales	$860,767	$781,358	10%	$3,018,665	$2,820,270	7%
Outdoor	175,397	119,884	46%	546,326	411,184	33%
Fitness	274,052	228,740	20%	818,486	661,599	24%
Marine	67,458	56,454	19%	331,947	286,778	16%
Aviation	117,265	104,059	13%	439,348	398,618	10%
Auto	226,595	272,221	-17%	882,558	1,062,091	-17%

Gross profit %	54.7%	52.9%		55.6%	54.6%

Operating profit %	18.6%	18.7%		20.7%	19.5%

GAAP diluted EPS	$0.72	$0.70	3%	$2.70	$2.39	13%
Pro forma diluted EPS (1)	$0.73	$0.74	-1%	$2.83	$2.49	14%

(1) See attached table for reconciliation of non-GAAP measures including pro forma diluted EPS

(2) Action camera related net sales for the 13-weeks and 52-weeks ended Dec 26, 2015 have been recast from the

Outdoor segment to the Auto segment to conform to the current year presentation.

Executive Overview from Cliff Pemble, president and Chief Executive Officer:

“2016 was a remarkable year of growth driven by strong sales in our outdoor, fitness, marine, and aviation segments,” said Cliff Pemble, president and Chief Executive Officer of Garmin Ltd. “Entering 2017, we see additional growth opportunities ahead and we are well positioned to seize these opportunities with a strong lineup of great products.”

Outdoor:

The outdoor segment grew 46% in the quarter with significant contributions from wearable devices combined with growth in all other product categories and the contribution of DeLorme products. Gross margin remained strong at 61% while operating margin was relatively flat at 33%, resulting in 42% operating income growth. We recently announced our fēnix® 5 series with three different designs all featuring Garmin ElevateTM wrist heart rate technology and our QuickFitTM band replacement system: the fēnix 5S is perfect for smaller wrists without sacrificing multisport functionality, the fēnix 5X includes preloaded wrist-based mapping, and the compact fēnix 5, is feature-packed with an all-new industrial design. We expect outdoor to continue to be a growth segment in 2017 as we leverage opportunities in wearables and other product categories in the segment.

Fitness:

The fitness segment posted strong revenue growth of 20% in the quarter driven by wearables with Garmin ElevateTM wrist heart rate technology. Gross margin increased year-over-year to 52% with operating margin of 17%, resulting in a 15% growth in operating income. The recently launched vívofit jr. was well received by retailers and customers during the holiday quarter and we see additional growth potential for wearables designed specifically for children. We believe fitness will be our largest revenue contributor in 2017, and enter the year confident in our product lineup.

Marine:

The marine segment posted strong fourth quarter revenue growth of 19% driven by our solid lineup of chart plotters and fish finders. Gross margin decreased year-over-year to 52% due to product mix, while operating margin improved to 4%. In the quarter, we introduced new touchscreen and keyed chartplotter combo offerings in our popular GPSMAP® product line, many with built-in sonar, and new radar and entertainment offerings. We expect marine to continue to be a growth segment in 2017 as we focus on market share gains and new product innovations.

Aviation:

The aviation segment posted solid revenue growth of 13% in the quarter with growth contributions from both OEM and aftermarket. Gross and operating margins were 77% and 28%, respectively. During the quarter, we received FAA installation approval for our helicopter ADS-B offerings, supported Cirrus in the certification and initial deliveries of the SF 50 light jet, and Textron Airland announced our selection as the avionics provider for the Scorpion, light attack aircraft. We continue to invest in upcoming certifications with our numerous OEM partners, as well as ongoing opportunities for long-term market share gains.

Auto:

The auto segment recorded revenue decline of 17% in the quarter, primarily due to the ongoing PND market contraction. Gross margin remained constant at 42%, while operating margin declined year-over-year to 9%. At the recent CES show we announced our next generation Drive series PNDs, which offer expanded safety and driver awareness features and WIFI capability that enhances the process of updating maps and other content stored on the device. During the quarter, we were chosen as a Tier 1 infotainment hardware supplier for BMW affirming recent investments in our OEM program.

Additional Financial Information:

Total operating expenses in the quarter were $311 million, a 16% increase from the prior year. Advertising increased 19%, driven by year-over-year increases in the fitness and outdoor segments to support wearables. Research and development and selling, general and administrative expenses increased 22% and 9%, respectively, due primarily to recent acquisitions and an additional week in our fourth quarter 2016.

The effective tax rate in the fourth quarter of 2016 was 19.0%, an increase from 13.2% in the prior year quarter.  The year-over-year increase in the fourth quarter 2016 tax rate is primarily due to the recording of a full year of the U.S. research and development tax credit in the fourth quarter of 2015 versus being spread over four quarters in 2016.

In the fourth quarter of 2016, we generated $165 million of free cash flow (see attached table for reconciliation of this non-GAAP measure). We continued to return cash to shareholders through dividends and share repurchases. As a result of the additional week in the fourth quarter 2016, two quarterly dividends were recorded totaling approximately $192 million and we repurchased approximately $28 million of Company stock. We have approximately $75 million remaining in the share repurchase program which was extended through December 31, 2017, and expect to repurchase Company stock as business and market conditions warrant. We ended the quarter with cash and marketable securities of approximately $2.3 billion.

2017 Guidance:

2017 Guidance
Revenue	~$3.02B
Gross Margin	~56%
Operating Margin	~20%
Tax Rate (Pro Forma)	~22%
EPS (Pro Forma)	~$2.65

We expect 2017 revenue of approximately $3.02 billion as growth in outdoor, fitness, marine and aviation is offset by ongoing declines in the PND market. We expect gross margins to be approximately 56%, relatively flat to the prior year. Operating margin is expected to be approximately 20%. With a pro forma expected tax rate of approximately 22%, we currently forecast 2017 pro forma EPS of approximately $2.65. The expected year-over-year increase in the 2017 pro forma tax rate is primarily due to the Company’s election to adjust certain Switzerland tax positions to address potential tax risk from evolving global tax initiatives.

Dividend Recommendation:

The board of directors intends to recommend to the shareholders for approval at the annual meeting to be held on June 9, 2017, a cash dividend in the amount of $2.04 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting), payable in four equal installments on dates to be determined by the Board. The Board currently anticipates the scheduling of the dividend in four installments as follows:

Dividend Date	Record Date	$s per share

June 30, 2017	June 19, 2017	$0.51

September 29, 2017	September 15, 2017	$0.51

December 29, 2017	December 15, 2017	$0.51

March 30, 2018	March 15, 2018	$0.51

In addition, the board of directors has established March 31, 2017 as the payment date and March 15, 2017 as the record date for the final dividend installment of $0.51 per share, per the prior approval at the 2016 annual shareholders’ meeting. The first, second and third payments of $0.51 per share were made on June 30, 2016, September 30, 2016, and December 30, 2016, respectively.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:     Wednesday, February 22, 2017 at 10:30 a.m. Eastern

Where:    http://www.garmin.com/en-US/company/investors/events/

How:        Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until April 27, 2017 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS, tax rate and revenue for fiscal 2017, the Company’s expected segment revenue growth rates, margins, currency movements, expenses, pricing, new products to be introduced in 2017 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 31, 2016 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2016 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Garmin, the Garmin logo, the Garmin delta, DeLorme, fēnix, GPSMAP and vívofit, are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S.; Garmin Elevate and QuickFit are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	14-Weeks Ended	13-Weeks Ended	53-Weeks Ended	52-Weeks Ended
	December 31,	December 26,	December 31,	December 26,
	2016	2015	2016	2015
Net sales	$860,767	$781,358	$3,018,665	$2,820,270

Cost of goods sold	389,985	368,215	1,339,095	1,281,566

Gross profit	470,782	413,143	1,679,570	1,538,704

Advertising expense	67,702	56,814	177,143	167,166
Selling, general and administrative expense	114,312	104,556	410,558	394,914
Research and development expense	128,952	106,011	467,960	427,043
Total operating expense	310,966	267,381	1,055,661	989,123

Operating income	159,816	145,762	623,909	549,581

Other income (expense):
Interest income	9,296	7,358	33,406	29,653
Foreign currency losses	(1,648)	(9,288)	(31,651)	(23,465)
Other income	1,093	8,711	4,006	11,418
Total other income (expense)	8,741	6,781	5,761	17,606

Income before income taxes	168,557	152,543	629,670	567,187

Income tax provision	31,952	20,160	118,856	110,960

Net income	$136,605	$132,383	$510,814	$456,227

Net income per share:
Basic	$0.73	$0.70	$2.71	$2.39
Diluted	$0.72	$0.70	$2.70	$2.39

Weighted average common shares outstanding:
Basic	188,233	189,317	188,818	190,631
Diluted	189,171	189,847	189,343	191,107

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share information)

	(Unaudited)
	December 31,	December 26,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$846,883	$833,070
Marketable securities	266,952	215,161
Accounts receivable, net	527,062	531,481
Inventories, net	484,821	500,554
Deferred costs	47,395	49,176
Prepaid expenses and other current assets	89,903	81,645
Total current assets	2,263,016	2,211,087

Property and equipment, net	482,878	446,089

Marketable securities	1,213,285	1,343,387
Restricted cash	113	259
Noncurrent deferred income tax	110,293	116,518
Noncurrent deferred costs	56,151	38,769
Intangible assets, net	305,002	245,552
Other assets	94,395	97,730
Total assets	$4,525,133	$4,499,391

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$172,404	$178,905
Salaries and benefits payable	88,818	70,601
Accrued warranty costs	37,233	30,449
Accrued sales program costs	80,953	67,613
Deferred revenue	146,564	164,982
Accrued royalty costs	36,523	30,310
Accrued advertising expense	37,440	33,547
Other accrued expenses	70,469	74,926
Income taxes payable	16,163	21,674
Dividend payable	96,168	192,991
Total current liabilities	782,735	865,998

Deferred income taxes	61,220	56,210
Non-current income taxes	121,174	101,689
Non-current deferred revenue	140,407	128,731
Other liabilities	1,594	1,637

Stockholders' equity:
Shares, CHF 0.10 par value, 198,077 shares authorized and issued; and 188,565 shares outstanding at December 31, 2016
Shares, CHF 10.00 par value, 208,077 shares authorized and issued; and 189,722 shares outstanding at December 26, 2015	17,979	1,797,435
Additional paid-in capital	1,836,047	62,239
Treasury stock	(455,964)	(414,637)
Retained earnings	2,056,702	1,930,517
Accumulated other comprehensive income	(36,761)	(30,428)
Total stockholders' equity	3,418,003	3,345,126
Total liabilities and stockholders' equity	$4,525,133	$4,499,391

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	53-Weeks Ended	52-Weeks Ended
	Dec 31,	Dec 26,
	2016	2015
Operating activities:
Net income	$510,814	$456,227
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	55,796	51,311
Amortization	30,544	27,049
Loss (gain) on sale or disposal of property and equipment	(503)	(198)
Provision for doubtful accounts	4,136	(2,521)
Deferred income taxes	1,699	5,897
Unrealized foreign currency loss	13,387	37,931
Provision for obsolete and slow moving inventories	26,458	23,257
Stock compensation expense	41,250	26,290
Realized gain on marketable securities	(822)	(55)
Changes in operating assets and liabilities:
Accounts receivable	9,000	22,473
Inventories	(2,455)	(121,718)
Other current and non-current assets	2,234	(107,360)
Accounts payable	(11,496)	36,079
Other current and non-current liabilities	44,766	20,742
Deferred revenue	(6,363)	(43,338)
Deferred cost	(15,780)	(585)
Income taxes payable	3,017	(151,014)
Net cash provided by operating activities	705,682	280,467

Investing activities:
Purchases of property and equipment	(90,960)	(80,592)
Proceeds from sale of property and equipment	676	7,921
Purchase of intangible assets	(5,715)	(3,889)
Purchase of marketable securities	(905,089)	(915,921)
Redemption of marketable securities	957,350	919,141
Proceeds from repayment on loan receivable	-	-
Change in restricted cash	146	48
Acquisitions, net of cash acquired	(77,945)	(38,687)
Net cash (used in) provided by investing activities	(121,537)	(111,979)

Financing activities:
Dividends paid	(481,452)	(378,117)
Purchase of treasury stock under share repurchase plan	(93,233)	(131,413)
Purchase of treasury stock related to equity awards	(7,331)	(5,586)
Proceeds from issuance of treasury stock related to equity awards	18,648	17,073
Tax benefit from issuance of equity awards	1,692	(2,049)
Net cash used in financing activities	(561,676)	(500,092)

Effect of exchange rate changes on cash and cash equivalents	(8,656)	(31,594)

Net increase (decrease) in cash and cash equivalents	13,813	(363,198)
Cash and cash equivalents at beginning of period	833,070	1,196,268
Cash and cash equivalents at end of period	$846,883	$833,070

Garmin Ltd. And Subsidiaries
Net Sales, Gross Profit, and Operating Income by Segment (Unaudited)
(In thousands)

	Reporting Segments
	Outdoor	Fitness	Marine	Auto	Aviation	Total

14-Weeks Ended December 31, 2016

Net sales	$175,397	$274,052	$67,458	$226,595	$117,265	$860,767
Gross profit	$107,852	$141,742	$35,155	$95,977	$90,056	$470,782
Operating income	$58,314	$46,175	$2,995	$19,363	$32,969	$159,816

13-Weeks Ended December 26, 2015 (3)

Net sales	$119,884	$228,740	$56,454	$272,221	$104,059	$781,358
Gross profit	$73,353	$117,344	$30,289	$113,257	$78,900	$413,143
Operating income	$40,935	$40,288	($5,593)	$36,182	$33,950	$145,762

53-Weeks Ended December 31, 2016

Net sales	$546,326	$818,486	$331,947	$882,558	$439,348	$3,018,665
Gross profit	$340,504	$437,205	$183,709	$388,747	$329,405	$1,679,570
Operating income	$184,035	$160,596	$52,167	$102,347	$124,764	$623,909

52-Weeks Ended December 26, 2015 (3)

Net sales	$411,184	$661,599	$286,778	$1,062,091	$398,618	$2,820,270
Gross profit	$254,878	$366,139	$158,493	$464,480	$294,714	$1,538,704
Operating income	$139,070	$134,574	$28,611	$136,069	$111,257	$549,581

(3) Action camera related operating results for the 13-weeks and 52-weeks ended December 26, 2015 have been recast from the Outdoor segment to the Auto segment to conform to the current year presentation.

Garmin Ltd. And Subsidiaries

Net Sales by Geography (Unaudited)

(In thousands)

	14-Weeks Ended	13-Weeks Ended		53-Weeks Ended	52-Weeks Ended
	Dec 31,	Dec 26,	Yr over Yr	Dec 31,	Dec 26,	Yr over Yr
	2016	2015	Change	2016	2015	Change
Net sales	$860,767	$781,358	10%	$3,018,665	$2,820,270	7%
Americas	447,537	412,581	8%	1,521,147	1,469,243	4%
EMEA	300,764	268,787	12%	1,110,969	1,013,139	10%
APAC	112,466	99,990	12%	386,549	337,888	14%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma net income (earnings) per share, forward-looking pro forma earnings per share, forward looking pro forma tax rate and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gain or loss and certain discrete income tax items, as discussed below, is an important measure. The majority of the Company’s consolidated foreign currency gain or loss is typically driven by movements in the Taiwan Dollar, Euro, and British Pound Sterling in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at one of the Company’s subsidiaries. However, there is minimal cash impact from such foreign currency gain or loss. The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of the income tax expense that is incurred related to the current period earnings. Accordingly, earnings per share before the impact of foreign currency translation gain or loss and certain discrete income tax items permits a consistent comparison of the Company’s operating performance between periods.

The tax effect of foreign currency gains (losses) was calculated using effective tax rates of 19.0% and 13.2% for the fourth quarters of 2016 and 2015, respectively and 18.9% and 19.6% for the fiscal years of 2016 and 2015. The effective tax rate is calculated by taking the Income tax provision divided by Income before taxes, as presented on the face of the Condensed Consolidated Statements of Income both on a quarterly and fiscal year basis

There were no discrete tax items identified by management in the 53-weeks and 52-weeks ended December 31, 2016 and December 26, 2015, respectively, that were excluded from pro forma earnings per share. The net release of other uncertain tax position reserves, amounting to approximately $11.9 million and $7.3 million for the 53-weeks and 52-weeks ended December 31, 2016 and December 26, 2015, respectively, have not been included as pro forma adjustments in the above presentation of pro forma earnings per share as such amounts tend to be more recurring in nature, and do not affect comparability between periods.

Garmin Ltd. And Subsidiaries

Net income per share (Pro Forma)

(in thousands, except per share information)

	14-Weeks Ended	13-Weeks Ended	53-Weeks Ended	52-Weeks Ended
	Dec 31,	Dec 26,	Dec 31,	Dec 26,
	2016	2015	2016	2015

Net Income (GAAP)	$136,605	$132,383	$510,814	$456,227
Foreign currency losses	1,648	9,288	31,651	23,465
Tax effect of foreign currency losses	(312)	(1,227)	(5,974)	(4,590)
Net income (Pro Forma)	$137,941	$140,444	$536,491	$475,102

Net income per share (GAAP):
Basic	$0.73	$0.70	$2.71	$2.39
Diluted	$0.72	$0.70	$2.70	$2.39

Net income per share (Pro Forma):
Basic	$0.73	$0.74	$2.84	$2.49
Diluted	$0.73	$0.74	$2.83	$2.49

Weighted average common shares outstanding:
Basic	188,233	189,317	188,818	190,631
Diluted (GAAP)	189,171	189,847	189,343	191,107

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow plus one-time cash payments associated with our inter-company restructuring less capital expenditures for property and equipment.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	14-Weeks Ended	13-Weeks Ended	53-Weeks Ended	52-Weeks Ended
	Dec 31,	Dec 26,	Dec 31,	Dec 26,
	2016	2015	2016	2015

Net cash provided by operating activities	$213,315	$158,336	$705,682	$280,467
Less: purchases of property and equipment	(48,803)	(27,295)	(90,960)	(80,592)
Plus: taxes paid related to inter-company restructuring	-	-	-	182,800
Free Cash Flow	$164,512	$131,041	$614,722	$382,675

Forward-looking pro forma tax rate

Forward-looking pro forma tax rate and pro forma earnings per share are calculated before the effect of certain discrete tax items. Management believes certain discrete tax items may not be reflective of income tax expense incurred as a result of current period earnings. Therefore, in order to permit consistent comparison between periods, the tax rate and earnings per share before the effect of such discrete tax items are important measures. In the 53-weeks ended December 31, 2016, there were no such discrete tax items identified. However, in fiscal 2017, management believes certain discrete tax items will be recognized on a U.S. GAAP-basis, that will have an effect on comparability between periods:

•	The Company expects its fiscal 2017 pro forma tax rate to increase to 22% due to the Company’s election in February 2017 to adjust certain Switzerland corporate tax positions to address potential tax risk from evolving global tax initiatives. The 2017 pro forma tax rate of 22% excludes the effect of the expected revaluation of certain Switzerland deferred tax assets, for which the Company anticipates recording approximately $150 million of income tax benefit in the first quarter of 2017.

•	The fiscal 2017 pro forma tax rate of 22% also excludes the tax effects from share-based compensation as a result of the adoption of Accounting Standards Update No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Accounting (“ASU 2016-09”), which may have a material effect on the U.S. GAAP-basis tax rate. However, the Company is unable to project these amounts due to the dependency of this item on the underlying share price of the Company.

While management expects the above to have a significant impact on comparability, management is unable to determine whether or not additional significant discrete tax items will be identified in fiscal 2017.

Forward-looking pro forma earnings per share (EPS)

In addition to the discrete tax items discussed in the forward-looking pro forma tax rate section above, our 2017 pro forma EPS excludes foreign currency exchange gains and losses. The estimated impact of such foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact of such foreign currency gains and losses, net of tax effects, was $0.01 and $0.13 per share for the 14-weeks and 53-weeks ended December 31, 2016, respectively.